Exhibit 99.1

Overland Storage Reports Fiscal 2011 Fourth Quarter and Full Year Results

San Diego, CA – September 13, 2011 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fourth quarter and fiscal year ended June 30, 2011.

Net revenue for the fourth quarter of fiscal 2011 was $17.6 million with gross margin of 32.5%, and for the full year ended June 30, 2011, net revenue was $70.2 million with gross margin of 30.2%.

Business Discussion:

“We have made substantial progress this year with our strategic transformation into a branded products and service company,” said Eric Kelly, President and CEO of Overland Storage. “We now have over 1500 channel partners worldwide. In addition, we introduced three new products in fiscal 2011 which have allowed us to enter new vertical segments, substantially expanding our potential addressable markets. Our SnapServer and SnapSAN disk-based product revenue grew 32.7% year-over-year. We have also delivered three consecutive quarters of over 30% gross margins. This year included the first quarter in Overland’s history in which our gross margins exceeded 30%, and we expect to improve on our gross margins in fiscal 2012 with the release of our new products and continued operational improvements. Furthermore, in fiscal 2012, we expect to release a clustered NAS solution and a private cloud offering designed to enable our entry into additional fast growing markets.

“At the same time, during the quarter we completed our exit from our legacy OEM tape library business with HP. During the quarter, we selected our strategic manufacturing partner for our new disk products, which we expect to enable further improvement in our gross margins. In addition, we strengthened our balance sheet with two successful equity financings during fiscal 2011 and established a bank line of credit with more favorable interest rates than our prior credit facility.

“With these important accomplishments achieved during the year, we have continued to establish the foundation to become a leader in data management and data protection. Our strategic acquisitions of Snap Appliance in June of 2008 and MaxiScale assets in fiscal 2011 enable us to deliver an end-to-end product suite with performance, enterprise features and service offerings designed to address the rapidly growing storage market. With the selection of our strategic manufacturing and materials partners, and the next generation design and architecture of our new product offerings, we plan to deliver a new level of functionality, performance and pricing to address the requirements of the distributed enterprise and the small and medium enterprise customers,” Mr. Kelly concluded.

Fiscal 2011 Business Highlights

Operational Efficiencies:

•	Improved manufacturing, materials and logistics resulting in an improvement in gross margins.

•	Selected strategic manufacturing partner for new Snap platform, a new partnership that we expect to drive further gross margin improvement in fiscal 2012.

•	Reduced the Company’s lease obligations by 67,000 square feet at its San Diego headquarters.

•	Launched a global call center to expand customer service and technical support capabilities.

Product Developments:

•	Expanded SAN product portfolio with the introduction of SnapSAN S1000, which delivers highly available storage services for business critical applications requiring superior performance.

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Acquired assets from MaxiScale, enabling us to bridge the gap between traditional disk storage and cloud storage solutions, which would enable data storage infrastructures to scale extensively without sacrificing reliability and performance.

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We expect the MaxiScale technology, combined with our Snap Guardian operating system, to enable us to enter additional fast growing markets with planned introduction of a clustered scalable NAS and a private cloud offering in fiscal 2012.

Marketing and Sales Highlights:

•	Snap product line revenue grew 32.7% in fiscal 2011

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SnapServer N2000 voted “Best Network-Attached Storage (NAS) Product of the Year” at the 2011 Storage Awards. Built on our award winning GuardianOS platform, the SnapServer N2000 provides enterprise class storage capabilities in one of the simplest NAS solutions for small to medium enterprises to deploy and manage.

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Expanded product deployment footprint in the higher education market with more than two thousand college, university, and vocational school deployments across the globe. Our SnapServer line of network-attached storage and NEO Series tape solutions are enabling educational institutions to successfully simplify data management operations and address growing storage needs.

•	Completed exit from legacy OEM tape library business.

Patent Litigation:

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Filed patent infringement lawsuit against BDT, IBM and Dell claiming infringement of two of our patents. An International Trade Commission (ITC) trial was completed on September 7, 2011, with a ruling from the ITC expected by November 23, 2011. We are represented by DLA Piper LLP, the largest law firm in the world. We were pleased with the development of the evidence at the trial and we remain optimistic about the case.

Fiscal 2011 Financial Highlights:

•	Net Revenue was $70.2 million for fiscal 2011, compared to $77.7 million for fiscal 2010. Fiscal 2011 net revenue includes the effect of a $7.6 million decline from our OEM legacy products.

•	Revenue from branded SnapServer® and SnapSAN™ series of disk-based products increased 32.7% year-over-year.

•	Gross margins were 30.2% for 2011, compared to 27.5% for fiscal year 2010.

•	Strengthened the balance sheet through two equity financings for a total of $17.8 million.

•	Eliminated $5 million in outstanding debt from the international and domestic factoring lines.

•	Established a more traditional bank line of credit with Silicon Valley Bank for $8 million and substantially improved interest rates.

Fourth Quarter Financial Highlights:

•	Net revenue for the fourth quarter of fiscal 2011 was $17.6 million, compared to $19.3 million for the fourth quarter of fiscal 2010.

•	Gross margin for the fourth quarter of fiscal 2011 was 32.5%, compared 29.3% for the fourth quarter of fiscal 2010.

•	Operating expenses were $9.2 million, compared to $9.7 million for the fourth quarter of fiscal 2010.

•	Net loss for the fourth quarter was $3.7 million, or a loss of $0.16 per share, compared to a net loss of $4.2 million, or a loss of $0.44 per share, in the fourth quarter of fiscal 2010.

•	The net loss for fiscal year 2011 was $14.5 million, compared with a net loss of $13.0 million in the prior fiscal year.

•	Total cash and cash equivalents at June 30, 2011 increased to $10.2 million, compared to $8.9 million at June 30, 2010.

Investor Conference Call:

Overland Storage will host an investor conference call today, Tuesday September 13th, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s fiscal 2011 fourth quarter and full year financial results. To access the call dial (877) 941-2068 and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4471652, beginning 8:00 p.m. ET on September 13, 2011 through 11:59 p.m. ET on September 22, 2011.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival, and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapServer®, SnapSAN®, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. This report contains certain forward-looking statements that involve risks,

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uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: our ability to raise outside capital to adequately fund our operations and to service and repay debt as it comes due; our ability to maintain and increase sales volumes of our products; our ability to aggressively control costs; ; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partners; our ability to generate cash from operations; our ability to timely introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on The NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Follow Overland on Twitter: www.twitter.com/OverlandStorage

Visit Overland on Facebook: www.facebook.com/OverlandStorage

Overland Storage, SnapServer, SnapSAN, NEO, REO and the Overland logo are trademarks Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

Media Contact:

Elizabeth Zaborowska

Bhava Communications

overland@bhavacom.com

510-219-8127

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)		(audited)
Net revenue	$17,568	$19,299	$70,197	$77,662
Cost of revenue	11,866	13,636	48,983	56,288

Gross profit	5,702	5,663	21,214	21,374

Operating expenses:
Sales and marketing	3,834	4,490	16,419	17,987
Research and development	2,183	1,423	7,653	5,825
General and administrative	3,151	3,821	12,741	11,920

Total expenses	9,168	9,734	36,813	35,732

Operating loss	(3,466)	(4,071)	(15,599)	(14,358)
Interest (expense) income, net	(132)	(329)	(1,092)	(1,469)
Other expense, net	(47)	141	2,477	1,036

Loss before income taxes	(3,645)	(4,259)	(14,214)	(14,791)
Income taxes	81	(75)	285	(1,829)

Net loss	(3,726)	(4,184)	(14,499)	(12,962)
Deemed dividend on preferred stock	—	—	—	(144)

Net loss applicable to common shareholders	$(3,726)	$(4,184)	$(14,499)	$(13,106)

Net loss per share:
Basic and Diluted	$(0.16)	$(0.44)	$(0.94)	$(2.04)

Shares used in computing net loss per share:
Basic and Diluted	22,989	9,603	15,452	6,419

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30, 2011	June 30, 2010
	(audited)
ASSETS
Cash	$10,168	$8,852
Accounts receivable, net	10,992	13,257
Inventories	9,437	9,941
Other current assets	5,631	6,551

Total current assets	36,228	38,601
Property, plant and equipment, net	659	804
Other assets	4,038	4,920

Total assets	$40,925	$44,325

LIABILITIES & EQUITY
Current liabilities, excluding debt	$27,565	$31,047
Debt, current portion	—	5,171
Other long-term liabilities	6,225	5,441
Shareholders' equity	7,135	2,666

Total liabilities and equity	$40,925	$44,325